Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

December 16, 2013

FOR ADDITIONAL INFORMATION

Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Managing Director, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com

NiSource executive Staton announces retirement

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced that Jimmy D. Staton, executive vice president and group CEO for the company’s Columbia Pipeline Group (CPG) business unit, has elected to retire from the company, effective March 31, 2014.

Staton’s retirement comes following six intense years of effort that spanned three NiSource business units and involved initiatives and operations across the company’s 16-state footprint. During his time with NiSource, Staton led strategic business reviews that addressed legacy issues, enhanced customer focus, improved stakeholder relationships and helped establish robust, sustainable platforms for long-term growth.

With the company’s natural gas pipeline, storage and midstream strategies well established, and skilled, execution-focused teams in place, Staton said this became a logical point to consider a change.

“NiSource is a great company with outstanding people and a proven growth strategy,” Staton said. “I am proud to be a part of this company, and I retire knowing that there is a strong team in place to lead the company into a bright future.”

“We appreciate the significant professional and personal commitment Jimmy made in helping establish NiSource’s strong and enduring platform for long-term growth,” NiSource President & CEO Bob Skaggs said. “As Jimmy transitions to the next chapter in his life, while he will definitely be missed, we wish him and his family all the best.”

Skaggs noted that there are no other changes in the CPG leadership team, with strong senior leaders continuing in all key roles. In addition, the company announced that NiSource Senior Vice President Glen L. Kettering, a veteran energy industry leader with extensive leadership experience in the natural gas pipeline business, is assuming interim CEO responsibility for the CPG business unit.

Skaggs said NiSource plans to use the next several months to consider potential candidates to assume the permanent leadership role at CPG.

“In the meantime, it’s business as usual at CPG, with a clearly defined plan, strong leadership, skilled teams, and a proven ability to execute,” Skaggs said. “I’m confident our CPG team will continue to deliver on our commitments and execute on NiSource’s growth strategy.”

In addition to serving as interim CPG CEO, Kettering will continue to serve as senior vice president, Corporate Affairs for NiSource, a position he has held since March 2006. He is responsible for leading the company's investor relations, communications and federal government affairs functions. Kettering joined the law department of Columbia Gas Transmission in 1979 and has served in a variety of legal, regulatory, commercial and executive roles, including president of Columbia Gas Transmission and Columbia Gulf Transmission.

About NiSource
NiSource Inc., based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F